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                                   EXHIBIT 10(r)

                           LOAN AND SECURITY AGREEMENT

                                 by and between

                  INTERLEAF, INC. and AVALANCHE DEVELOPMENT COMPANY

                                       and

                           FOOTHILL CAPITAL CORPORATION

                             Dated as of May 2, 1995


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                                TABLE OF CONTENTS


 1. DEFINITIONS AND CONSTRUCTION.                                           1
    1.1  Definitions                                                        1
    1.2  Accounting Terms                                                  14
    1.3  Code                                                              15
    1.4  Construction                                                      15
    1.5  Schedules and Exhibits.                                           15

 2. LOAN AND TERMS OF PAYMENT                                              15
    2.1  Revolving Advances.                                               15
    2.2  Letters of Credit and Letter of Credit Guarantees.                16
    2.3  Overadvances                                                      18
    2.4  Interest:  Rates, Payments, and Calculations.                     18
    2.5  Crediting Payments; Application of Collections.                   19
    2.6  Statements of Obligations.                                        20
    2.7  Fees.                                                             20

 3. CONDITIONS; TERM OF AGREEMENT                                          21
    3.1  Conditions Precedent to Effectiveness of Agreement.               21
    3.2  Conditions Precedent to Initial Advance, L/C, or L/C Guaranty.    23
    3.3  Conditions Precedent to All Advances, L/Cs, or L/C Guarantees.    24
    3.4  Term.                                                             24
    3.5  Effect of Termination.                                            25
    3.6  Early Termination by Borrower.                                    25
    3.7  Termination Upon Event of Default.                                25

 4. CREATION OF SECURITY INTEREST                                          26
    4.1  Grant of Security Interest.                                       26
    4.2  Negotiable Collateral.                                            26
    4.3  Collection of Accounts, General Intangibles,
          Negotiable Collateral.                                           26
    4.4  Delivery of Additional Documentation Required.                    27
    4.5  Power of Attorney.                                                28
    4.6  Right to Inspect.                                                 28

 5. REPRESENTATIONS AND WARRANTIES.                                        28
    5.1  No Prior Encumbrances.                                            28
    5.2  Eligible Accounts.                                                28
    5.3  Location of Inventory and Equipment.                              29
    5.4  Inventory Records.                                                29
    5.5  Location of Chief Executive Office; FEIN.                         29
    5.6  Due Organization and Qualification; Subsidiaries.                 29
    5.7  Due Authorization; No Conflict.                                   30

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    5.8  Litigation.                                                        30
    5.9  No Material Adverse Change in Financial Condition.                 30
    5.10 Solvency.                                                          30
    5.11 Employee Benefits.                                                 30
    5.12 Environmental Condition.                                           31
    5.13 Reliance by Foothill; Cumulative.                                  32

 6. AFFIRMATIVE COVENANTS.                                                  32
    6.1  Accounting System.                                                 32
    6.2  Collateral Reports.                                                32
    6.3  Schedules of Accounts.                                             33
    6.4  Financial Statements, Reports, Certificates.                       33
    6.5  Tax Returns.                                                       34
    6.6  [intentionally omitted]                                            34
    6.7  Designation of Inventory.                                          34
    6.8  Returns.                                                           35
    6.9  Title to Equipment.                                                35
    6.10 Maintenance of Equipment.                                          35
    6.11 Taxes.                                                             35
    6.12 Insurance.                                                         36
    6.13 Financial Covenants.                                               36
    6.14 No Setoffs or Counterclaims.                                       37
    6.15 Location of Inventory and Equipment.                               37
    6.16 Compliance with Laws.                                              37
    6.17 Employee Benefits.                                                 37
    6.18 Leases.                                                            38

 7. NEGATIVE COVENANTS.                                                     38
    7.1  Indebtedness.                                                      38
    7.2  Liens.                                                             39
    7.3  Restrictions on Fundamental Changes.                               39
    7.4  Extraordinary Transactions and Disposal of Assets.                 40
    7.5  Change Name.                                                       40
    7.6  Guarantee.                                                         40
    7.7  Restructure.                                                       40
    7.8  Prepayments.                                                       40
    7.9  Change of Control.                                                 40
    7.10 Capital Expenditures.                                              40
    7.11 Consignments.                                                      41
    7.12 Distributions.                                                     41
    7.13 Accounting Methods.                                                41
    7.14 Investments.                                                       41
    7.15 Transactions with Affiliates.                                      42

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    7.16  Suspension.                                                       42
    7.17  [intentionally omitted].                                          42
    7.18  Use of Proceeds.                                                  42
    7.19  Change in Location of Chief Executive Office; Inventory
            and Equipment with Bailees.                                     42

 8. EVENTS OF DEFAULT.                                                      43

 9. FOOTHILL'S RIGHTS AND REMEDIES.                                         45
    9.1  Rights and Remedies.                                               45
    9.2  Remedies Cumulative.                                               47

10. TAXES AND EXPENSES                                                      48

11. WAIVERS; INDEMNIFICATION                                                48
    11.1  Demand; Protest; etc.                                             48
    11.2  Foothill's Liability for Collateral.                              48
    11.3  Indemnification.                                                  49
    11.4  Suretyship Waivers and Consents.                                  49

12. NOTICES                                                                 52

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.                             54

14. DESTRUCTION OF BORROWER'S DOCUMENTS                                     54

15. GENERAL PROVISIONS                                                      55
    15.1  Effectiveness.                                                    55
    15.2  Successors and Assigns.                                           55
    15.3  Section Headings.                                                 55
    15.4  Interpretation.                                                   55
    15.5  Severability of Provisions.                                       55
    15.6  Amendments in Writing.                                            55
    15.7  Counterparts; Telefacsimile Execution.                            55
    15.8  Revival and Reinstatement of Obligations.                         56
    15.9  Integration.                                                      56

                                  SCHEDULES

Schedule P-1    Permitted Liens
Schedule 5.6    Non-Debtor Subsidiaries
Schedule 5.8    Litigation

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Schedule 6.15   Location of Inventory and Equipment

                                   EXHIBITS

Exhibit C-1                 Canadian Security Agreement
Exhibit C-2                 Copyright Security Agreement
Exhibits G-1 through G-3    Guaranties
Exhibit P-1                 Patent Security Agreement
Exhibit S-1                 Source Code Escrow Agreement
Exhibit S-2                 Stock Pledge Agreement
Exhibit T-1                 Trademark Security Agreement
Exhibits U-1 through U-2UCC Security Agreements


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                      LOAN AND SECURITY AGREEMENT


THIS LOAN AND SECURITY AGREEMENT, is entered into as of May 2, 1995, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, on the one hand, and INTERLEAF, INC., a Massachusetts corporation ("Interleaf), with its chief executive office located at Prospect Place, 9 Hillside Avenue, Waltham, Massachusetts 02154, and AVALANCHE DEVELOPMENT COMPANY, a Colorado corporation ("Avalanche"), with its chief executive office located at 4999 Pearl East Circle, Suite 100, Boulder, Colorado 80301, on the other hand.

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

"ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

"ACCOUNTS" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Debtor or Canadian Guarantor arising out of the sale, license, or lease of goods or the rendition of services by such Debtor or Canadian Guarantor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

"AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

"AGREEMENT" means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

"AUTHORIZED OFFICER" means any officer of any Debtor.

"AVAILABILITY" means, as of the date of determination, the result (so long as such result is a positive number) of (a) the lesser of the Borrowing Base or the Maximum Amount, minus (b) the outstanding Obligations that arise under SECTIONS
2.1 and 2.2 hereof.

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"AVALANCHE" has the meaning set forth in the preamble to this Agreement.

"AVERAGE UNUSED PORTION OF MAXIMUM AMOUNT" means (a) the Maximum Amount; LESS
(b) the sum of: (i) the average Daily Balance of advances made by Foothill under SECTION 2.1 that were outstanding during the immediately preceding month, PLUS (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under SECTION 2.2 that were outstanding during the immediately preceding month.

 "BANKRUPTCY CODE" means (a) the United States Bankruptcy Code (11 U.S.C. ET SEQ.), as amended, and any successor statute, and (b) the Bankruptcy and Insolvency Act (Canada), as amended, and any successor statute.

"BORROWER" means Avalanche and Interleaf, individually and collectively, jointly and severally.

"BORROWER'S BOOKS" means all of Borrower's books and records including:
ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information in respect of such books and records.

"BORROWING BASE" has the meaning set forth in SECTION 2.1(a). For purposes of this definition, any amount that is denominated in a currency other than Dollars shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date one Business Day prior to the date of determination.

"BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

"CANADIAN COLLATERAL" means the personal property collateral in which liens and security interests held by Foothill have been granted pursuant to the Loan Documents to which Canadian Guarantor is party.

"CANADIAN GAAP" means generally accepted accounting principles as in effect from time to time in Canada, consistently applied.

"CANADIAN GUARANTOR" means Interleaf Canada Inc., a corporation incorporated under the laws of the Province of Ontario.

"CANADIAN MARITIME PROVINCES" means Prince Edward Island, New Brunswick, Nova Scotia, and Newfoundland.

"CANADIAN SECURITY AGREEMENT" means that certain General Security Agreement, dated as of even date herewith, by Canadian Guarantor in favor of Foothill, in the form of EXHIBIT C-1 attached hereto.

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"CHANGE OF CONTROL" shall be deemed to have occurred at such time as a
"person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 20% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

"CLOSING DATE" means the date of the initial advance hereunder or the date of the initial issuance of an L/C or an L/C Guaranty hereunder or the first date by which each of the conditions set forth in SECTION 3.2 shall have been fulfilled (or else shall have been waived), whichever occurs first.

"CODE" means the California Uniform Commercial Code.

"COLLATERAL" means each of the following: the Accounts of Borrower; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts of Borrower, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

"COMPLIANCE DATE" has the meaning set forth in SECTION 6.4.

"CONSOLIDATED CURRENT ASSETS" means, as of any date of determination, the aggregate amount of all current assets of Interleaf and its subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

"CONSOLIDATED CURRENT LIABILITIES" means, as of any date of determination, the aggregate amount of all current liabilities of Interleaf and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

"COPYRIGHT SECURITY AGREEMENT" means a Copyright Security Agreement, in the form of EXHIBIT C-2 attached hereto, dated as of even date herewith, between the Obligors and Foothill.

"DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

"DEBTOR" means any one of Interleaf or Avalanche.

"DESIGNATED WRITE-DOWN" means the write-down by Interleaf in its financial statements for the fiscal year ended March 31, 1995 of up to Twenty Million Dollars ($20,000,000) in "good will" and capitalized research and development.

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"DOLLARS" and "$" mean and refer to United States dollars or such coin or currency of the United States as at the time of payment shall be legal tender for payment of public and private debts in the United States.

"EARLY TERMINATION PREMIUM" has the meaning set forth in SECTION 3.6.

"EFFECTIVE DATE" means the later to occur of (a) the date on which this Agreement is executed and delivered by Borrower and Foothill, or (b) the first date when each of the conditions set forth in SECTION 3.1 shall have been fulfilled or waived.

"ELIGIBLE ACCOUNTS" means Eligible Domestic Accounts and Eligible Foreign Accounts.

"ELIGIBLE DOMESTIC ACCOUNTS" means those Accounts created by the Debtors in the ordinary course of business that arise out of the sale or license of goods or rendition of services, and that strictly comply with all of Borrower's representations and warranties to Foothill; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment upon the occurrence of any event, or if Foothill becomes aware of any fact or circumstance, either of which Foothill determines to have a material adverse effect on: (1) the business of Borrower or Canadian Guarantor; (2) the value of the Collateral or the Canadian Collateral;
(3) the prospect of timely repayment of the Obligations; or (4) Foothill's ability to realize upon the Collateral or the Canadian Collateral. Eligible Domestic Accounts shall be net of the Reserves and shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date, Accounts with selling terms of more than forty-five (45) days, and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of invoice date;

(b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

(c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

(d) Accounts with respect to which the Account Debtor is not a resident of the United States, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

(e) Accounts with respect to which the Account Debtor is the United States, to the extent that the federal Assignment of Claims Act shall not have been complied with in respect of such Accounts;

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(f) Accounts with respect to which Borrower is or may become liable to the
Account Debtor for goods sold or licensed or services rendered by the Account Debtor to Borrower;

(g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower and Canadian Guarantor exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

(h) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(i) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

(j) Accounts that are payable in other than Dollars; and

(k) Accounts (other than Maintenance Accounts) that represent deposits, progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

"ELIGIBLE FOREIGN ACCOUNTS" means those Accounts that do not qualify as Eligible Domestic Accounts solely because (a) they are created by Canadian Guarantor instead of Borrower, (b) the Account Debtor is a resident of Canada (but exclusive of the Canadian Maritime Provinces), or (c) the payments thereunder are payable in Canadian dollars instead of Dollars.

"EQUIPMENT" means all of each Debtor's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of any Debtor in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

"ERISA" means (a) the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States, together with all regulations promulgated thereunder, and (b) comparable provisions of Canadian law relative to the establishment and regulation of pension and other employee benefit plans.

"ERISA AFFILIATE" means any trade or business (irrespective of whether incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC
Section 414(m)(4).

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"ERISA EVENT" means any one or more of the following:  (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under ERISA;
(vii) an event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under ERISA, other than PBGC premiums due but not delinquent under ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of ERISA, or the exclusive benefit rule under ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

"EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

"EXCHANGE RATE" means and refers to the nominal rate of exchange available to Foothill in a chosen foreign exchange market for the purchase of non-Dollar currency by Foothill at 12:00 noon, local time, one Business Day prior to any date of determination, expressed as the number of units of such currency per one
(1) Dollar.

"FEIN" means Federal Employer Identification Number.

"FOOTHILL" has the meaning set forth in the preamble to this Agreement.

"FOOTHILL EXPENSES" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower or Guarantor under any of the Loan Documents that are paid or advanced by Foothill; fees in respect of documentation, filing, recording, publication, and searches, and reasonable fees in respect of appraisals (including periodic Collateral, Canadian Collateral, or Other Guarantor Collateral appraisals), real estate surveys, and environmental audits, that are assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower or Guarantor; reasonable costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); reasonable charges paid or incurred by Foothill resulting from the dishonor of checks; reasonable costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, Canadian Collateral, or Other Guarantor Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by Foothill in examining Borrower's Books or Guarantor's Books (as that term is defined in the Security Agreements); costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and

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expenses incurred in connection with a "workout," a "restructuring," or an
Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, source code, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

"GUARANTOR" means Canadian Guarantor and the Other Guarantor, individually and collectively, jointly and severally.

"GUARANTIES" means those certain General Continuing Guaranties, each dated as of even date herewith, by the respective Guarantors in favor of Foothill and in the form of EXHIBITS G-1 AND G-2, RESPECTIVELY.

"HAZARDOUS MATERIALS" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

"IL/SECURITIES" means Interleaf Securities Corporation, a Massachusetts corporation.

"INDEBTEDNESS" means: (a) all obligations of any Debtor for borrowed money;
(b) all obligations of any Debtor evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of any Debtor in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations of any Debtor under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of any Debtor, irrespective of whether such obligation

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or liability is assumed; and (e) any obligation of any Debtor guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Debtor) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

"INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"INTERLEAF" has the meaning set forth in the preamble to this Agreement.

"INVENTORY" means all present and future inventory in which any Debtor has any interest, including goods held for sale, license, or lease or to be furnished under a contract of service and all of each Debtor's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"L/C" has the meaning set forth in SECTION 2.2(a).

"L/C GUARANTY" has the meaning set forth in SECTION 2.2(a).

"LOAN DOCUMENTS" means this Agreement, the Lockbox Agreements, the Guaranties, the Security Agreements, the Copyright Security Agreement, the Patent Security Agreement, the Source Code Escrow Agreement, the Stock Pledge Agreement, the Trademark Security Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

"LOCKBOX ACCOUNT" shall mean the depositary account established pursuant to the respective Lockbox Agreement.

"LOCKBOX AGREEMENTS" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among a Debtor or Canadian Guarantor, as applicable, Foothill, and one of the Lockbox Banks.

"LOCKBOX BANKS" means The First National Bank of Boston (in respect of the Debtors) and The Royal Dominion Bank of Canada (in respect of Canadian Guarantor).

"MAINTENANCE ACCOUNTS" means Accounts of Borrower and Canadian Guarantor pertaining to maintenance services.

"MAXIMUM AMOUNT" has the meaning set forth in SECTION 2.1.

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"MULTIEMPLOYER PLAN" means a multiemployer Plan in which employees of
Borrower, Canadian Guarantor, or any ERISA Affiliate participate or to which Borrower, Canadian Guarantor, or any ERISA Affiliate contribute or are required to contribute.

"NEGOTIABLE COLLATERAL" means all of each Debtor's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of all Obligors other than Interleaf), documents, personal property leases (wherein a Debtor is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

"OBLIGATIONS" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by any Debtor or any Guarantor to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that any Debtor or any Guarantor is required to pay or reimburse by the Loan Documents, by law, or otherwise.

"OBLIGOR" means any one of Interleaf, Avalanche, Canadian Guarantor, and IL/Securities.

"OTHER GUARANTOR" means IL/Securities or any other Subsidiary of Interleaf that becomes, after the Effective Date, a guarantor of the Obligations.

"OTHER GUARANTOR COLLATERAL" means the personal property collateral in which liens and security interests held by Foothill have been granted pursuant to the Loan Documents to which any Other Guarantor is party.

"OVERADVANCE" has the meaning set forth in SECTION 2.3.

"PATENT SECURITY AGREEMENT" means a Patent Security Agreement, in the form of EXHIBIT P-1 attached hereto, dated as of even date herewith, between the Obligors and Foothill.

"PBGC" means (a) the Pension Benefit Guaranty Corporation as defined in Title
IV of ERISA, or any successor thereto, and (b) any entity created under the laws of Canada or any of the provinces or territories thereof having comparable rights and responsibilities.

"PERMITTED LIENS" means: (a) liens and security interests held by Foothill;
(b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on SCHEDULE P-1 attached hereto; (d) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under SECTION 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; and (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law.

"PERMITTED PROTEST" means the right of any Obligor to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of such Obligor in an amount that is reasonably satisfactory to Foothill, (ii) any such protest is instituted and diligently prosecuted by such Obligor in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of such Obligor.

"PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

"PROHIBITED TRANSACTION" means (a) any transaction described in Section 406 of United States ERISA which is not exempt by reason of Section 408 of United States ERISA, and any transaction described in Section 4975(c) or (d) of the IRC that is not exempt by reason of Section 4975(c) of the IRC, and (b) any comparable transaction under Canadian law.

"QUALIFIED PLAN" means a pension Plan intended to be tax-qualified under
Section 401(a) of the IRC (or comparable provisions of Canadian law) that Borrower, Canadian Guarantor, or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer Plan, has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

 "REFERENCE RATE" means the highest of the variable rates of interest, per annum, most recently announced by (a) Bank of America, N.T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

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

"RENEWAL DATE" has the meaning set forth in SECTION 3.4.

"REPORTABLE EVENT" means any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of United States ERISA and any comparable event described in comparable provisions of Canadian ERISA.

"RESERVES" means (a) a reserve against the Borrowing Base equal to twenty-five percent (25%) of billed and uncollected Maintenance Accounts of Borrower and Canadian Guarantor; and (b) a reserve against the Borrowing Base equal to twenty-five percent (25%) of collected but unearned revenues of Borrower and Canadian Guarantor relating to maintenance services. To the extent that the Reserves are maintained against the Borrowing Base, otherwise Eligible Accounts consisting of Maintenance Accounts shall not be deemed ineligible solely because they have not yet been earned by performance or because they are potentially subject to off-sets based on possible future non-performance of prepaid maintenance services. Foothill may adjust from time to time the reserve percentage set forth in item (a) or item (b) of this definition upon the occurrence of any event, or if Foothill becomes aware of any fact or circumstance, either of which Foothill determines to have a material adverse effect on: (1) the business of Borrower or Canadian Guarantor; (2) the value of the Collateral or the Canadian Collateral; (3) the prospect of timely repayment of the Obligations; or (4) Foothill's ability to realize upon the Collateral or the Canadian Collateral.

"SECURITY AGREEMENTS" means the UCC Security Agreements and the Canadian Security Agreement.

"SOLVENT" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

"SOURCE CODE ESCROW AGREEMENT" means a Source Code Escrow Agreement, in the form of EXHIBIT S-1 attached hereto, among Data Securities International, Inc., Borrower, and Foothill.

"SUBSIDIARY" means any corporation, association, partnership, joint venture, or other business entity of which Interleaf, directly or indirectly, either (i) with respect to a corporation, owns or controls fifty percent (50%) or more of the voting power and has the ability to elect at least a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) with respect to an association, partnership, joint venture or other business entity, is entitled to share in fifty percent (50%) or more of the profits and losses, however determined, and has voting control with respect thereto.

"STOCK PLEDGE AGREEMENT" means a Security Agreement - Stock Pledge, in the form of EXHIBIT S-2 attached hereto, dated as of even date herewith, between Interleaf and Foothill.

"TANGIBLE NET WORTH" means, as of the date any determination thereof is to be made, the difference of: (a) Interleaf's total stockholder's equity; minus (b) the sum of: (i) all intangible assets of Interleaf; (ii) all of Interleaf's prepaid expenses; and (iii) all amounts due to Interleaf from Affiliates; in each case, calculated on a consolidated basis.

"TRADEMARK SECURITY AGREEMENT" means a Trademark Security Agreement, in the form of EXHIBIT T-1 attached hereto, dated as of even date herewith, between the Obligors and Foothill.

"UCC SECURITY AGREEMENTS" means those certain Security Agreements, each dated as of even date herewith, by the respective Guarantors in favor of Foothill and in the form of EXHIBITS U-1 AND U-2, RESPECTIVELY.

"UNFUNDED BENEFIT LIABILITY" means the excess of a Plan's benefit liabilities over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan for the applicable plan year.

"UNITED STATES" means the United States of America, its territories and possessions and the Commonwealth of Puerto Rico, or any department, agency, or instrumentality of the foregoing.

"VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

"WORKING CAPITAL" means the result of subtracting Consolidated Current Liabilities from Consolidated Current Assets.

1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Interleaf" is used in respect of a financial covenant or a related definition, it shall be understood to mean Interleaf on a consolidated basis unless the context clearly requires otherwise.

1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

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

1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 REVOLVING ADVANCES. (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount at any one time outstanding not to exceed the Borrowing Base less the undrawn or unreimbursed amount of L/Cs and L/C Guarantees outstanding hereunder.

For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean an amount equal to the lesser of: (y) (i) eighty percent (80%) of the amount of Eligible Domestic Accounts, PLUS (ii) so long as the meachanisms contemplated by the Lockbox Agreement among the applicable Lockbox Bank, Foothill, and Canadian Guarantor is in full force and effect, eighty percent (80%) of the amount of Eligible Foreign Accounts; or (z) an amount equal to one-third (1/3) of Borrower's and Canadian Guarantor's collections for the immediately preceding ninety (90) day period.

(b)Anything to the contrary in SECTION 2.1(a) above notwithstanding, Foothill may reduce its advance rates based upon Eligible Accounts without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral or the Canadian Collateral.

(c)Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed Ten Million Dollars ($10,000,000) ("Maximum Amount").

(d)Foothill is authorized to make advances under this Agreement based only upon written instructions received, at least fifteen (15) Business Days in advance of the requested date of advance, from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to SECTION 2.4(d). Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by

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

Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this SECTION 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 LETTERS OF CREDIT AND LETTER OF CREDIT GUARANTEES.

(a)Subject to the terms and conditions of this Agreement, Foothill agrees, upon at least fifteen (15) Business Days prior written notice from Borrower of the proposed date of issuance, to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of advances outstanding pursuant to SECTION 2.1; or (ii) Two Million Dollars ($2,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each L/C and each letter of credit that is the subject of an L/C Guaranty shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under
SECTION 3.4 (without regard to any potential renewal term) and all such L/Cs and letters of credit (and the applicable L/C Guarantees) shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to SECTION 2.1, would exceed the Maximum Amount. The L/Cs and the L/C Guarantees issued under this
SECTION 2.2 shall be used by Borrower, consistent with this Agreement, for its general corporate purposes. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to
SECTION 2.1 and, tereafter, shall bear interest at the rates then applicable under SECTION 2.4.

(b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                                      xviii

(c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

(d) Any and all service charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to two percent (2.00%) per annum times the average Daily Balance of the L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

(e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral, Canadian Collateral, or Other Guarantor Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this
SECTION 2.2(e).

2.3 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to SECTIONS 2.1 AND 2.2 is greater than either the dollar or percentage limitations set forth in SECTIONS 2.1 OR 2.2
(an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

2.4 INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

(a) Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance, at a per annum rate of two (2.00) percentage points above the Reference Rate.

(b) Default Rate. (i) All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to five (5.00) percentage points above the Reference Rate. (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in SECTION 2.2(d) shall be increased to a fee equal to five percent (5.00%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

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

(c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than nine percent (9.00%) per annum. To the extent that interest accrued hereunder at the rate set forth herein is less than the foregoing minimum rate, the interest rate chargeable hereunder automatically shall be increased.

(d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under any note or other Loan Document to Borrower's loan account, which amounts thereafter shall accrue interest at the rate then applicable hereunder; PROVIDED, HOWEVER, that Borrower shall be billed all such amounts on a monthly basis and such billed amounts, which shall be due and payable within ten (10) Business Days of the date of the statement of such amounts, shall be credited to Borrower's loan account when and to the extent paid by Borrower. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(e) Computation. The Reference Rate as of the date of this Agreement is nine percent (9.00%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower and Canadian Guarantor for two (2) Business Days of `clearance' at the rate set forth in SECTION 2.4(a) or SECTION 2.4(b)(i), as applicable, on all collections, checks, wire transfers, or other items of payment in respect of Accounts that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations, or otherwise); PROVIDED, HOWEVER, that for any month during which no revolving advances under SECTION 2.1 (other than advances deemed made thereunder pursuant to SECTION 2.4(d) in respect of interest and Foothill Expenses) and no undrawn or unreimbursed L/Cs or L/C Guarantees under SECTION 2.2 are outstanding at any time, Foothill shall be entitled to charge Borrower and Canadian Guarantor for one (1) Business Day of clearance on such collections, checks, wire transfers, or other items of payment in respect of Accounts that are received by Foothill. This across-the-board two (2) Business Day (or one (1) Business Day, as the case may be) clearance charge on all such receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether such receipts are owned by Borrower or Canadian Guarantor, as the case may be, or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) after 11:00 a.m.
Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

2.6 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in SECTION 12, written objection thereto describing the error or errors contained in any such statements.

2.7 FEES.  Borrower shall pay to Foothill the following fees:

(a) Commitment Fee. A commitment fee equal to One Hundred Fifty Thousand Dollars ($150,000) that Borrower and Foothill hereby acknowledge to have been paid previously by Borrower concurrently with Borrower's acceptance of the commitment letter of March 23, 1995.

(b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee, in arrears, in an amount equal to one-quarter of one percent (0.25%) per annum times the Average Unused Portion of the Maximum Amount;

(c) Annual Facility Fee. On each anniversary of the Effective Date, a fee in an amount equal to One Hundred Thousand Dollars ($100,000), such fee to be fully earned on each such anniversary;

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
(d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; and Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral, Canadian Collateral, or Other Guarantor Collateral performed by Foothill or its agents; and

(e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Five Thousand Dollars ($5,000) per month.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions:

(a) the Effective Date shall occur on or before May 15, 1995;

(b) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

(c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

  i) the Guaranties;

 ii) the UCC Security Agreements;

iii) the Canadian Security Agreement;

 iv) the Copyright Security Agreement;

  v) the Patent Security Agreement;

 vi) the Trademark Security Agreement; and

vii) the Stock Pledge Agreement;

(d) Foothill shall have received possession of the original stock certificates representing or evidencing all of the issued and outstanding shares of stock of each of the Obligors (other than Interleaf), together with stock powers with respect thereto duly endorsed in blank;

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
(e) Foothill shall have received a certificate from the Secretary (or Clerk) of each Debtor attesting to the resolutions of that Debtor's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which that Debtor is a party and authorizing specific officers of that Debtor to execute same;

(f) Foothill shall have received copies of each Debtor's By-laws and Articles of Incorporation (or Organization), as amended, modified, or supplemented to the Effective Date, certified by the Secretary (or Clerk) of that Debtor;

(g) Foothill shall have received a certificate from the Secretary (or Clerk) of each Guarantor attesting to the resolutions of that Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which that Guarantor is a party and authorizing specific officers of that Guarantor to execute same;

(h) Foothill shall have received copies of each Guarantor's By-laws and Memorandum or Articles of Incorporation (or Organization), as amended, modified, or supplemented to the Effective Date, certified by the Secretary (or Clerk) of that Guarantor;

(i) Foothill shall have received a certificate of corporate status with respect to each Obligor dated within ten (10) days of the Effective Date, by the appropriate officer of the jurisdiction of incorporation of that Obligor, which certificate shall indicate that that Obligor is in good standing in such jurisdiction;

(j) Foothill shall have received certificates of corporate status with respect to each Obligor, each dated within fifteen (15) days of the Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of that Obligor, which certificates shall indicate that that Obligor is in good standing; and

(k) Foothill shall have received an opinion of the Obligors' counsel in form and substance satisfactory to Foothill in its sole discretion.


3.2 CONDITIONS PRECEDENT TO INITIAL ADVANCE, L/C, OR L/C GUARANTY. The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing
Date:

(a) Each of the conditions set forth in SECTION 3.1 shall have been fulfilled, or else shall have been waived by Foothill;

(b) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                                      xxiii

 i) the Lock Box Agreement(s) among the applicable Lockbox Bank, Foothill, and each of the Debtors; and

ii) the Source Code Escrow Agreement, in form and substance satisfactory to Foothill;

(c) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION
6.12 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

(d) Foothill shall have received landlord waivers and, if requested by Foothill, mortgagee waivers from the lessors and mortgagees of the locations where the Inventory or Equipment is located;

(e) Foothill shall have received evidence satisfactory to it that, after giving effect to the initial advances to be made on the Closing Date (including the payment of the fees payable to Foothill hereunder), Borrower shall have not less than $5,000,000 of unrestricted cash, cash equivalents, or Availability, or any combination thereof;

(f) There shall not have occurred any material adverse change in the financial condition of Borrower or Canadian Guarantor, taken as a whole (from the financial condition thereof as reflected in the financial statements for the fiscal period ended March 31, 1995 provided to Foothill), nor shall there exist any material impairment of the value of the Collateral, the Canadian Collateral, or the Other Guarantor Collateral, taken as a whole;

(g) Foothill shall have received a supplemental opinion of the Obligors' counsel in form and substance satisfactory to Foothill in its sole discretion; and

(h) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

3.3 CONDITIONS PRECEDENT TO ALL ADVANCES, L/CS, OR L/C GUARANTEES. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making thereof; and

(c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is two (2) years from the Effective Date and automatically shall be renewed for successive one
(1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral, the Canadian Collateral, and the Other Guarantor Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of
Section 3.4, but fails to pay all Obligations within thirty days following the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year.

3.6 EARLY TERMINATION BY BORROWER. The provisions of SECTION 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to: (a) during the period of time from and after the date of execution and delivery of this Agreement through the date that is twelve months after the Effective Date, the greater of (i) the total interest for the immediately preceding six (6) months, or (ii) One Hundred Fifty Thousand Dollars ($150,000); (b) during the period of time after the date that is twelve months after the Effective Date and through the date that is eighteen months after the Effective Date, the greater of (i) the total interest for the immediately preceding six (6) months, or (ii) One Hundred Thousand Dollars ($100,000); and (c) thereafter (except on the Renewal Date or an anniversary thereof), the greater of (i) the total interest for the immediately preceding four (4) months, or (ii) Fifty Thousand Dollars ($50,000).

3.7 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this SECTION 3.7 shall be deemed included in the Obligations.

4. CREATION OF SECURITY INTEREST.

4.1 GRANT OF SECURITY INTEREST. Each Debtor hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by the Obligors of each of their respective covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale or license of Collateral to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral; PROVIDED, HOWEVER, that subject to the provisions of this Agreement, each Debtor may use its unrestricted cash and cash equivalents for such Debtor's general corporate purposes.

4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL.
On or before the Closing Date, Foothill, each of the Debtors and Canadian Guarantor, and the Lockbox Banks shall enter into the Lockbox Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's and Canadian Guarantor's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. The foregoing to the contrary notwithstanding, so long as (a) no Event of Default has occurred, (b) Foothill has not deemed itself insecure (in accordance with Section 1208 of the UCC), (c) there is Availability of not less than the greater of (i) One Million Dollars ($1,000,000) and (ii) twenty five percent (25%) of the lesser of (y) the Borrowing Base and (z) the Maximum Amount, and (d) as of any date of determination, other than advances under
SECTION 2.1 deemed made thereunder pursuant to SECTION 2.4(d) in respect of interest and Foothill Expenses, there are no Obligations in respect of advances to Borrower under SECTION 2.1 outstanding for more than two (2) weeks, then Foothill agrees that such funds of Borrower received by the Lockbox Bank in respect thereof automatically may be made available by that Lockbox Bank to Borrower; if, on the other hand, either (i) an Event of Default has occurred,
(ii) Foothill has deemed itself insecure (in accordance with Section 1208 of the UCC), (iii) there is Availability of less than the greater of (y) One Million Dollars ($1,000,000) and (z) twenty five percent (25%) of the lesser of (1) the Borrowing Base and (2) the Maximum Amount, or (iv) as of any date of determination, other than advances under SECTION 2.1 deemed made thereunder pursuant to SECTION 2.4(d) in respect of interest and Foothill Expenses, there exist any Obligations in respect of advances to Borrower under SECTION 2.1 outstanding for more than two (2) weeks, then Foothill shall have the automatic right to cause that Lockbox Bank thereafter to remit such funds to Foothill and to apply such remitted funds to the repayment of the Obligations. The foregoing to the contrary notwithstanding, so long as (a) no Event of Default has occurred, (b) Foothill has not deemed itself insecure (in accordance with Section 1208 of the UCC), and (c) there is Availability of not less than the greater of (i) One Million Dollars ($1,000,000) and (ii) twenty five percent (25%) of the lesser of (y) the Borrowing Base and (z) the Maximum Amount, then Foothill agrees that such funds of Canadian Guarantor received by the Lockbox Bank in respect thereof automatically may be made available by that Lockbox Bank to Canadian
Guarantor; if, on the other hand, either (i) an Event of Default has occurred,
(ii) Foothill has deemed itself insecure (in accordance with Section 1208 of the UCC), or (iii) there is Availability of less than the greater of
(y) One Million Dollars ($1,000,000) and (z) twenty five percent (25%) of the lesser of (1) the Borrowing Base and (2) the Maximum Amount, then
Foothill shall have the automatic right to cause that Lockbox Bank thereafter to remit such funds to Foothill and to apply such remitted funds to the repayment of the Obligations.

At any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower and Canadian Guarantor that the Accounts of Borrower and Canadian Guarantor, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts of Borrower and Canadian Guarantor, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold (and cause Canadian Guarantor to hold) in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that such Obligor receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by such Obligor.

4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, the Canadian Collateral, and the Other Guarantor Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to:
(a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in

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
SECTION 4.4, sign the name of Borrower on any of the documents described in
SECTION 4.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; and (c) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants to Foothill, as of the Effective Date and as of each Compliance Date, as follows:

5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale or license and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's and Canadian Guarantor's respective businesses, unconditionally owed to Borrower or Canadian Guarantor, as the case may be, without known defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property or services giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance (except for returns, in the ordinary course of business, of products that fail to conform with standard specifications) by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, neither Borrower nor Canadian Guarantor has received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

                                    xxviii

5.3 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on SCHEDULE
6.15 or otherwise permitted by SECTION 6.15.

5.4 INVENTORY RECORDS. Each Borrower and Canadian Guarantor now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and that Borrower's or Canadian Guarantor's cost therefor, as the case may be.

5.5 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. (a) The chief executive office of Interleaf is located at the address indicated in the preamble to this Agreement and Interleaf's FEIN is 04-2729042; (b) the chief executive office of Avalanche is located at the address indicated in the preamble to this Agreement and Avalanche's FEIN is 84-1036408; (c) the chief executive office of Canadian Guarantor is located at 350 Albert Street, Suite 2010, Ottawa, Ontario, Canada K1R 1A4; and (d) the chief executive office of IL/Securities is located at Prospect Place, 9 Hillside Avenue, Waltham, Massachusetts 02154 and IL/Securities' FEIN is 04-2951065.

5.6 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each Obligor is duly organized and existing and in good standing under the laws of the jurisdiction of its respective incorporation and qualified and licensed to do business in, and in good standing in, any jurisdiction where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of the Obligors, taken as a whole, or on the value of the Collateral, the Canadian Collateral, or the Other Guarantor Collateral, taken as a whole, to Foothill. Interleaf has no Subsidiaries other than the other Obligors and the Subsidiaries listed on SCHEDULE 5.6.

5.7 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of each of the Loan Documents to which each Obligor is a party are within that Obligor's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in that Obligor's Memorandum or Articles of Incorporation, or By-laws (or other charter documents, as applicable), nor will they constitute an event of default under any agreement that is material to the Obligors, taken as a whole, to which that Obligor is a party or by which its properties or assets may be bound.

5.8 LITIGATION. There are no actions or proceedings pending by or against any Obligor before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any Obligor, except for: (a) ongoing collection matters in which an Obligor is the plaintiff; (b) matters disclosed on SCHEDULE 5.8 that, if decided adversely to that Obligor would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral, the Canadian Collateral, or the Other Guarantor Collateral; and (c) matters arising after the date hereof that, if decided adversely to that Obligor would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral, the Canadian Collateral, or the Other Guarantor Collateral.

5.9 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to any Obligor that have been delivered by Borrower (or caused by any Debtor to have been delivered) to Foothill have been prepared in accordance with GAAP and fairly present such Obligor's financial condition as of the date thereof and such Obligor's results of operations for the period then ended. Except for the Designated Write-Down, there has not been a material adverse change in the financial condition of the Obligors, taken as a whole, since the date of the latest financial statements submitted to Foothill on or before the Effective Date.

5.10 SOLVENCY. The Obligors, taken as a whole, are Solvent. No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Obligors.

5.11 EMPLOYEE BENEFITS. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC (or the comparable Canadian counterpart). Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service (or the comparable Canadian counterpart) to qualify under Section 401 of the IRC (or the comparable Canadian counterpart), and the trusts created thereunder have been determined to be exempt from tax, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under ERISA, would result in such liability) under ERISA with respect to a Multiemployer Plan, or (y) any liability under ERISA (other than premiums due but not delinquent under ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower or Canadian Guarantor. No application for a funding waiver or an extension of any amortization period has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC (or the comparable Canadian counterpart).

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

5.12 ENVIRONMENTAL CONDITION. None of the Debtors' properties or assets has ever been used by any Debtor or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of the Debtors' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by any Debtor. Neither Borrower, nor, to the best knowledge of Borrower, any other Debtor, has received a summons, citation, notice, or directive from the Environmental Protection Agency (or the comparable Canadian counterpart) or any other federal, state, or provincial governmental agency concerning any action or omission by any Debtor resulting in the releasing or disposing of Hazardous Materials into the environment.

5.13 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Interleaf shall do, and either shall do on behalf of Avalanche or cause Avalanche to do, all of the following:

6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting in accordance with GAAP, and cause Canadian Guarantor to maintain a standard and modern system of accounting in accordance with Canadian GAAP, in each case with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral or the Canadian Collateral, as the case may be, which contain information as from time to time may be requested by Foothill. Keep, and cause Canadian Guarantor to keep, proper books of account showing all sales, claims, and allowances on its Inventory.

6.2 COLLATERAL REPORTS. Deliver, and cause Canadian Guarantor to deliver, to Foothill, no later than the tenth (10th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by each Debtor or caused by Borrower to be mailed by Canadian Guarantor to each Account Debtor with, at Foothill's request, a copy to Foothill, and, at Foothill's direction, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Deliver, and cause Canadian Guarantor to deliver, to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower, or caused to be held by Canadian Guarantor, as custodian for Foothill. In addition, from time to time, Borrower shall deliver, and cause Canadian Guarantor to deliver, to Foothill such other and additional financial and collateral information or documentation as Foothill may request.

6.3 SCHEDULES OF ACCOUNTS. With such regularity as Foothill shall require, provide Foothill with schedules describing all Accounts of such Debtor. Foothill's failure to request such schedules or Borrower's or Canadian Guarantor's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Foothill: (a) as soon as available, but in any event within forty-five (45) days after the end of each quarter during each of Interleaf's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Interleaf's operations during such quarter; PROVIDED, HOWEVER, that, if reasonably requested by Foothill, thereafter and in lieu of the foregoing quarterly financial statements, Interleaf shall deliver to Foothill as soon as available, but in any event within thirty (30) days after the end of each month during each of Interleaf's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Interleaf's operations during such month;
and (b) as soon as available, but in any event within ninety (90) days after the end of each of Interleaf's fiscal years, financial statements of Interleaf for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. Interleaf agrees to deliver unaudited financial statements prepared on a consolidating basis so as to present Borrower and each Obligor (including Canadian Guarantor, with conversion to United States GAAP) separately, and audited financial statements prepared on a consolidated basis.

Together with the above, Interleaf also shall deliver to Foothill Interleaf's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Interleaf with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Interleaf to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral, the Canadian Collateral, or the Other Guarantor Collateral, or the financial condition of Borrower.

Each quarter (or month, as the case may be), together with the financial statements provided pursuant to SECTION 6.4(a), Interleaf shall deliver to Foothill a certificate signed by its chief financial officer to the effect that:
(i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and the Guarantors; (ii) each Obligor is

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in timely compliance with all of its covenants (including SECTIONS 7.1(d)
AND 7.14, and detailed reports of fulfillment of the respective conditions set forth therein) and agreements hereunder and under the other Loan Documents to which it is a party; (iii) the representations and warranties of each Debtor contained in this Agreement and of each Obligor contained in the Loan Documents to which it is a party are true and correct in all material respects on and as of the date of such certificate (a "Compliance Date"), as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action such Obligor has taken, is taking, or proposes to take with respect thereto).

Borrower (and, if applicable, Canadian Guarantor) shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower or any of the other Obligors that Foothill may request. Foothill agrees to use reasonable best efforts to provide prior or concurrent telephonic notice to Interleaf of any such request by Foothill; PROVIDED, HOWEVER, that the release of such information shall not be conditioned upon Foothill's providing such notice, nor shall Foothill in any way or manner be liable or responsible for any failure to provide such notice. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's and the other Obligors' financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's or the other Obligors' business affairs and financial conditions.

6.5 TAX RETURNS. Upon Foothill's request, Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

6.6 [INTENTIONALLY OMITTED]

6.7 DESIGNATION OF INVENTORY. Borrower shall, and shall cause Canadian Guarantor to, now and from time to time hereafter, but not less frequently than monthly, execute and deliver to Foothill a designation of Inventory specifying Borrower's and Canadian Guarantor's respective costs and the wholesale market value of Borrower's and Canadian Guarantor's respective raw materials, work in process, and finished goods, and further specifying such other information as Foothill may reasonably request.

6.8 RETURNS. Returns and allowances, if any, as between Borrower and Canadian Guarantor and their respective Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower and Canadian Guarantor, respectively, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred, any Account Debtor returns any Inventory to Borrower or Canadian Guarantor, Borrower or Canadian Guarantor, as applicable, promptly shall determine the reason for such return and, if Borrower or Canadian Guarantor, as

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the case may be, accepts such return, issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.
If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower or Canadian Guarantor, Borrower or Canadian Guarantor promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. On a daily basis, each of Borrower and Canadian Guarantor shall notify Foothill of all returns and recoveries and of all disputes and claims.

6.9 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall, and shall cause each Guarantor to, deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.10 MAINTENANCE OF EQUIPMENT. Borrower shall, and shall cause each Guarantor to, keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not, and shall cause each Guarantor to not, suffer or permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

6.11 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Obligor or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall, and shall cause each Guarantor to, make due and timely payment or deposit of all federal, state or provincial, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will, and will cause each Guarantor to, make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes (and the comparable Canadian counterparts), and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that such Obligor has made such payments or deposits. The foregoing to the contrary notwithstanding, the Obligors shall not be required to pay or discharge any such assessment or tax (other than payroll taxes or any taxes that are the subject of a federal tax lien) so long as and to the extent the validity thereof shall be the subject of a Permitted Protest.

6.12 INSURANCE.

(a) Borrower, at its expense, shall, and shall cause the Guarantors to, keep the Collateral, the Canadian Collateral, and the Other Guarantor Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall, and shall cause the Guarantors also to, maintain public liability, product liability, and property damage insurance relating to Borrower's or the

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Guarantor's ownership and use of the Collateral, the Canadian Collateral, and
the Other Guarantor Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall, and shall cause the Guarantors to, deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

6.13 FINANCIAL COVENANTS.  Borrower shall maintain:

(a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least six-tenths of one to one (0.6 :
1.0), measured on a fiscal quarter-end basis;

(b) Tangible Net Worth. Tangible Net Worth of not less than a negative Four Million Dollars ($4,000,000), measured on a fiscal quarter-end basis; and

(c) Working Capital. Working Capital of not less than a negative Seventeen Million Dollars ($17,000,000), measured on a fiscal quarter-end basis.

6.14 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state or provincial, or local taxes.

6.15 LOCATION OF INVENTORY AND EQUIPMENT. Borrower shall keep the Inventory and Equipment only at the locations identified on SCHEDULE 6.15; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE 6.15 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

6.16 COMPLIANCE WITH LAWS. Interleaf shall, and either shall on behalf of each other Obligor or shall cause each other Obligor to, comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act (or the comparable Canadian counterpart), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could

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
not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of the Obligors, taken as a whole, or on the value of the Collateral, the Canadian Collateral, and the Other Guarantor Collateral, taken as a whole, to Foothill.

6.17 EMPLOYEE BENEFITS.

(a) Borrower promptly shall deliver to Foothill a written statement by the chief financial officer of an Obligor specifying the nature of any of the following events and the actions which that Obligor proposes to take with respect thereto, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by any party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC with respect to any Plan; and (iii) any lien on the assets of any Debtor arising in connection with any Plan.

(b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower, Canadian Guarantor, or their respective ERISA
Affiliates of: (i) at the request of Foothill, each annual report and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower, Canadian Guarantor, or their respective ERISA Affiliates for the most recent three
(3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under ERISA; (iv) all notices required to be sent to employees or to the PBGC under ERISA or the IRC (or comparable Canadian counterpart); (v) all written notices received with respect to a Multiemployer Plan concerning
(x) the imposition or amount of withdrawal liability pursuant to ERISA, (y) a termination described in ERISA, or (z) a reorganization or insolvency described in ERISA; (vi) the adoption of any new Plan that is subject to ERISA or Section 412 of the IRC (or comparable Canadian counterpart) by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to ERISA or Section 412 of the IRC (or comparable Canadian counterpart), if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to ERISA or Section 412 of the IRC (or comparable Canadian counterpart).

6.18 LEASES. Interleaf shall, and either shall pay on behalf of each other Obligor or cause each other Obligor to, pay when due all rents and other amounts payable under any leases to which such Obligor is a party or by which such Obligor's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that any Obligor fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the loan availability created under SECTION 2.1 hereof.

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

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, each Debtor will not do any of the following without Foothill's prior written consent:

7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement;

(b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Effective Date;

(c)Indebtedness secured by Permitted Liens;

(d) unsecured guarantees by Interleaf, in the aggregate guaranteed amount of not more than $3,000,000, of indebtedness of one or more of the Subsidiaries of Interleaf listed on SCHEDULE 5.6 (it being acknowledged that, as of the Effective Date, there is approximately $1,500,000 of such guarantees); and

(e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), and (d) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under SECTION 7.1(e) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. (a) Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or (b) except for the Designated Write-Down, convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or

                                 xxxvii

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any substantial part of its business, property, or assets, whether now owned or hereafter acquired; or (c) acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person; or (d) cause, suffer, or permit any Guarantor to do any of the foregoing.

7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter (or cause, suffer, or permit any Guarantor to enter) into any transaction not in the ordinary and usual course of Borrower's or such Guarantor's (as the case may be) business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's or such Guarantor's (as the case may be) properties or assets (other than sales or licenses of Collateral to buyers in the ordinary course of Borrower's or such Guarantor's (as the case may be) business as currently conducted and other than the Designated Write-Down).

7.5 CHANGE NAME. Change Borrower's (or cause, suffer, or permit any Guarantor to change that Guarantor's) name, FEIN, business structure, or identity, or add any new fictitious name, in each case without thirty (30) days prior written notification to Foothill and unless, at the time of such written notification, Borrower or such Guarantor provides any financing statements, fixture filings, or other security-related documents necessary to perfect and continue perfected Foothill's security interests.

7.6 GUARANTEE. Other than guarantees by Interleaf permitted under SECTION 7.1(d), guarantee or otherwise become in any way liable with respect to (or cause, suffer, or permit Canadian Guarantor to do the same) the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower (or Canadian Guarantor, as the case may be) or which are transmitted or turned over to Foothill.

7.7 RESTRUCTURE. Interleaf shall not (and shall not cause, suffer, or permit any other Obligor to) make any change in (a) the principal nature of its business operations, or (b) without the prior written consent of Foothill, which consent shall not be unreasonably withheld, the date of its fiscal year.

7.8 PREPAYMENTS. Except in connection with a refinancing permitted by SECTION 7.1(d), prepay any Indebtedness owing to any third Person.

7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10 CAPITAL EXPENDITURES. The Obligors shall not make any capital expenditure, or any commitment therefor, in excess of Two Million Dollars ($2,000,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of Four Million Dollars ($4,000,000).

7.11 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

                                     xxxviii

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7.12 DISTRIBUTIONS.  Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock or options and warrants to purchase capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding (or cause, suffer, or permit any Guarantor to do the same); PROVIDED, HOWEVER, that IL\Securities may declare and pay cash dividends from time to time to Interleaf.

7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate (or cause, suffer, or permit any Guarantor to do any of the foregoing) any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's (or such Guarantor's, as the case may be) accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral, the Canadian Collateral, and the Other Guarantor Collateral, or Borrower's or such Guarantor's financial condition. Borrower waives (and shall cause each Guarantor to waive) the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees (and shall cause each Guarantor to agree) that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information; PROVIDED, HOWEVER, that Foothill agrees to use reasonable best efforts to provide prior or concurrent telephonic notice to Interleaf of any such request for information by Foothill; PROVIDED FURTHER, that the release of such information shall not be conditioned upon Foothill's providing such notice, nor shall Foothill in any way or manner be liable or responsible for any failure to provide such notice.

7.14 INVESTMENTS. Directly or indirectly, with its cash and cash equivalents, acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person (or cause, suffer, or permit Canadian Guarantor to do any of the foregoing); PROVIDED, HOWEVER, that Interleaf may, with its unrestricted cash and cash equivalents, acquire beneficial interests in, or make loans, advances, and capital contributions to, one or more Subsidiaries of Interleaf listed on SCHEDULE 5.6 in an aggregate amount not to exceed Two Million
Dollars ($2,000,000) in any fiscal year, so long as, immediately before and after giving effect to the acquisition of any such beneficial interest or the making of any such loan, advance, or capital contribution, (a) there is Availability of $3,000,000 or more and (b) no more than five percent (5%) of the aggregate amount of all outstanding accounts payable of Borrower (exclusive of any accounts payable the validity of which is the subject of a Permitted Protest) is unpaid within thirty (30) days past the respective original dates on which such accounts payable first became due and payable.

7.15 TRANSACTIONS WITH AFFILIATES. (a) Directly or indirectly enter into or permit to exist any material transaction (i) with any Affiliate of Borrower (other than any Subsidiary of Interleaf) except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate, and (ii) with any Subsidiary of Interleaf except for transactions that are in the ordinary course of Borrower's business and that are on terms substantially comparable to terms that would be obtained in an arm's length transaction with a non-Affiliate; and (b) cause, suffer, or permit Canadian Guarantor to directly or indirectly enter into or permit to exist any

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material transaction (i) with any Affiliate of Canadian Guarantor (other than any other Subsidiary of Interleaf) except for transactions that are in the ordinary course of Canadian Guarantor's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Canadian Guarantor than would be obtained in an arm's length transaction with a non-Affiliate, and (ii) with any other Subsidiary of Interleaf except for transactions that are in the ordinary course of Canadian Guarantor's business and that are on terms substantially comparable to terms that would be obtained in an arm's length transaction with a non-Affiliate.

7.16 SUSPENSION. Suspend or go out of a substantial portion of its business, or cause, suffer, or permit Canadian Guarantor to do the same.

7.17 [INTENTIONALLY OMITTED].

7.18 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to pay transactional costs and expenses incurred in connection with this Agreement; and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

7.19 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH Bailees. Borrower shall not, and shall not cause, suffer, or permit any Guarantor, without thirty (30) days prior written notification to Foothill, to relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower or such Guarantor provides any financing statements, fixture filings, or other security-related documents necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

8. EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

8.2(a) If any Debtor fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in SECTION 6.2 (COLLATERAL REPORTS) of this Agreement and such failure continues for a period of five (5) days from the date of such failure or neglect; (b) If any Debtor fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in SECTIONS 6.3 (SCHEDULE OF ACCOUNTS), 6.4 (FINANCIAL STATEMENTS),
6.5 (TAX RETURNS), 6.7 (DESIGNATION OF INVENTORY), 6.9 (TITLE TO

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EQUIPMENT), or 6.16 (COMPLIANCE WITH LAWS) of this Agreement and such failure continues for a period of ten (10) days from the date of such failure or neglect; (c) If any Debtor fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in SECTION 6.10 (MAINTENANCE OF EQUIPMENT) of this Agreement and such failure continues for a period of fifteen (15) days from the date Foothill provides such Debtor notice of such failure or neglect; (d) If any Obligor fails or neglects to perform, keep, or observe, in any material respect, any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Obligor and Foothill (other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8);

8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill, or a material impairment of the value or priority of Foothill's security interests in the Collateral, the Canada Collateral, or the Other Guarantor Collateral;

8.4 If any portion (that is material to the Obligors, taken as a whole) of the properties or assets of any Obligor is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

8.5 If an Insolvency Proceeding is commenced by any Obligor;

8.6 If an Insolvency Proceeding is commenced against any Obligor and any of the following events occur: (a) such Obligor consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; PROVIDED, HOWEVER, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Obligor; or (e) an order for relief shall have been issued or entered therein;

8.7 If any Obligor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of any Obligor's properties or assets by the United States or Canada, or any department, agency, or instrumentality thereof, or by any state or province, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of any Obligor's properties or assets and the same is not paid on the payment date thereof;

8.9 If a judgment or other claim becomes a lien or encumbrance upon any portion (that is material to the Obligors, taken as a whole) of any Obligor's properties or assets;

                                         xli

8.10 If there is a default in any material agreement to which any Obligor is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of such Obligor's obligations thereunder;

8.11 If Borrower or Canadian Guarantor makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.12 If any material misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any Guarantor or any officer, employee, agent, or director thereof pursuant to this Agreement or any other Loan Document, or if any such warranty or representation is withdrawn;

8.13 If the obligation of any Guarantor or other third Person under any Loan Document is limited or terminated by operation of law or by such Guarantor or other third Person thereunder; or

8.14 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower or Canadian Guarantor: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC (or the comparable Canadian counterpart); (iii) the incurrence of liability under ERISA;
(iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower, Canadian Guarantor, or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under ERISA; (vi) a complete or partial withdrawal of Borrower, Canadian Guarantor, or an ERISA Affiliate from any Plan; (vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower, Canadian Guarantor, or any ERISA Affiliate of a tax under
Section 4980B of the IRC (or the comparable Canadian counterpart); or (b) the Unfunded Benefit Liability of all of the Plans of Borrower, Canadian Guarantor, and their ERISA Affiliates shall, in the aggregate, exceed Fifty Thousand Dollars ($50,000).

9. FOOTHILL'S RIGHTS AND REMEDIES.

9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                                     xlii

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral, the Canadian Collateral, the Other Guarantor Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

(e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

(f) Without notice to or demand upon Borrower or any Guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any Debtor's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the UCC), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

(h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Each Debtor hereby grants to Foothill a license or other right to use, without charge, such Debtor's labels, patents, copyrights, source code, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, the Canadian Collateral, or the Other

                                      xliii

Guarantor Collateral in completing production of, advertising for sale, and selling any Collateral, the Canadian Collateral, or the Other Guarantor Collateral, and the Debtors' rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(k)Foothill shall give notice of the disposition of the Collateral as follows:

(1) Foothill shall give the Debtor with rights in such Collateral and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

(2) The notice shall be personally delivered or mailed, postage prepaid, to such Debtor as provided in SECTION 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

(3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held if such notice is required by applicable law;

(l) Foothill may credit bid and purchase at any public sale; and

(m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

                                        xliv

10. TAXES AND EXPENSES.
If any Obligor fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement or any other Loan Document, then Foothill, in its discretion, may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in
SECTION 6.12, and take any action with respect to such policies as Foothill deems prudent; PROVIDED, HOWEVER, that Foothill shall use reasonable best efforts to provide prior or concurrent notice to the Debtors of such action taken by Foothill; PROVIDED FURTHER that the failure of Foothill to provide such notice shall not affect the validity of the action taken, nor shall Foothill in any way or manner be liable or responsible for any such failure.
Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3 INDEMNIFICATION. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, including any claim of any broker or finder, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document. This provision shall survive the termination of this Agreement.

                                       xlv

11.4 SURETYSHIP WAIVERS AND CONSENTS. Each Debtor acknowledges that the obligations of such Debtor undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of Persons or entities other than such Debtor (including the other Debtors party hereto) and, in full recognition of that fact, each Debtor consents and agrees that Foothill may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Debtors, and without affecting the enforceability or continuing effectiveness hereof as to each Debtor: (a) if it has so agreed with the other Debtor, supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, (if it has so agreed with the other Debtor) increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guarantees, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations; (e) receive and hold additional security or guarantees for the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Foothill in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Foothill or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Debtor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Debtor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

Upon the occurrence and during the continuance of any Event of Default, Foothill may enforce this Agreement independently as to each Debtor and independently of any other remedy or security Foothill at any time may have or hold in connection with the Obligations, and it shall not be necessary for Foothill to marshal assets in favor of any Debtor or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Debtor expressly waives any right to require Foothill to marshal assets in favor of any Debtor or any other Person or to proceed against any other Debtor or any collateral provided by any Person, and agrees that Foothill may proceed against Debtors or any collateral in such order as it shall determine in its sole and absolute discretion.

Foothill may file a separate action or actions against any Debtor, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Each Debtor agrees that Foothill and any Debtor and any Affiliate of any Debtor may deal with each other in connection with the Obligations or otherwise, or xlvi
alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement.

Foothill's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Foothill, all as though such amount had not been paid. The rights of Foothill created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Debtor and whether or not any other Debtor shall have any personal liability with respect thereto.

To the maximum extent permitted by applicable law, each Debtor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Debtor with respect to the Obligations,
(b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Debtor (other than by reason of the full payment and performance of all Obligations), (d) any failure of Foothill to marshal assets in favor of any Debtor or any other Person, (e) any failure of Foothill to give notice of sale or other disposition of collateral to any Debtor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Foothill to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Foothill to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Foothill or others that directly or indirectly results in or aids the discharge or release of any of any Debtor or the Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Foothill to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Foothill of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Foothill for any reason, or (o) any action taken by Foothill that is authorized by this section or any other provision of any Loan Document. Until such time as all of the Obligations have been fully, finally, and indefeasibly paid in full in cash: (i) each Debtor hereby waives and postpones any right of subrogation it has or may have as against any other Debtor with respect to the Obligations; and (ii) in addition, each Debtor also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Debtor. Each Debtor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices xlvii
or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Obligations.

In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Debtor authorizes Foothill on Foothill's behalf), upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Debtor, the enforceability of this Agreement, or the validity or enforceability of any liens of, or for the benefit of, Foothill on any collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

To the fullest extent permitted by applicable law, each Debtor expressly waives any defenses to the enforcement of this Agreement or any rights of Foothill created or granted hereby or to the recovery by Foothill against any Debtor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Debtors and may preclude Debtors from obtaining reimbursement or contribution from other Debtors. Each Debtor expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. Each Debtor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein of another Debtor that is subject to any such deeds of trust or mortgages or other instruments and any Debtor's failure to receive any such notice shall not impair or affect such Debtor's obligations or the enforceability of this Agreement or any rights of Foothill created or granted hereby. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR
OTHER PROVISION SET FORTH IN THIS SECTION, EACH DEBTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY FOOTHILL, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE OBLIGATIONS, HAS DESTROYED SUCH DEBTOR'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE PRINCIPAL DEBTOR BY THE OPERATION LAW OR OTHERWISE.

Debtors and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Debtors otherwise may have against other Debtors, Foothill or others, or against Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and xlviii
other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

IF TO INTERLEAF (TO OR any other Obligor in care of Interleaf pursuant to any other Loan Document):

                              INTERLEAF, INC.
                     Prospect Place, 9 Hillside Avenue
                       Waltham, Massachusetts 02154
                        Attn: John K. Hyvnar, Esq.
                            Fax: 617/290-4977

IF TO AVALANCHE:       AVALANCHE DEVELOPMENT COMPANY
                          c/o INTERLEAF, INC.
                    Prospect Place, 9 Hillside Avenue
                      Waltham, Massachusetts 02154
                       Attn: John K. Hyvnar, Esq.
                           Fax: 617/290-4977

IF TO FOOTHILL:       FOOTHILL CAPITAL CORPORATION
                      11111 Santa Monica Boulevard
                              Suite 1500
                   Los Angeles, California 90025-3333
                Attn:  Business Finance Division Manager
                           Fax: 310/575-3435

WITH COPIES TO:         BROBECK, PHLEGER & HARRISON
                           550 South Hope Street
                       Los Angeles, California 90071
                     Attn:  John Francis Hilson, Esq.
                           Fax: 213/745-3345

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

                                    xlix

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS, OR THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH DEBTOR AND FOOTHILL WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. EACH DEBTOR AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH DEBTOR AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. DESTRUCTION OF BORROWER'S DOCUMENTS.
All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15. GENERAL PROVISIONS.

15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this

Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void.
No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer by any of the Debtors to Foothill of any property of such party should for any reason subsequently be declared to be void or voidable under any provincial or state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or li
transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                                     lii

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                          FOOTHILL CAPITAL CORPORATION,
                            a California corporation

                          By  /S/ PATRICIA MCGLOUGHLIN
                          Title:   VICE PRESIDENT


                                INTERLEAF, INC.,
                         a Massachusetts corporation


                             By  /S/RICHARD P. DELIO
                   Title:  SR. VP AND CHIEF FINANCIAL OFFICER


                         AVALANCHE DEVELOPMENT COMPANY,
                             a Colorado corporation


                             By    /S/ JOHN K HYVNAR
                                Title: SECRETARY


                             ACKNOWLEDGED AND AGREED
                                  TO BE BOUND:

                              INTERLEAF CANADA INC.,
                        a corporation incorporated under
                       the laws of the Province of Ontario

                             By  /S/ JOHN K. HYVNAR
                               Title:  PRESIDENT

                       INTERLEAF SECURITIES CORPORATION,
                         a Massachusetts corporation


                           By   /S/ JOHN K. HYVNAR
                                Title:  CLERK

                                   SCHEDULE P-1
                                   ------------
Lienholder
----------

1. First National Bank of Boston ("Bank of Boston") -- cash amounts of $1.7 million pledged by Interleaf to secure Bank of Boston guarantee to German tax authorities concerning Interleaf's obligation to pay withholding tax on software royalties for fiscal 1990.

                                   SCHEDULE 5.6
                                   ------------

                                   SUBSIDIARIES
                                   ------------

Subsidiary                             Jurisdiction of Incorporation
----------                             -----------------------------
1.  Avalanche Development Company       Colorado
2.  Interleaf Australia Pty. Ltd.       New South Wales, Australia
3.  Interleaf Benelux, N.V./S.A.        Netherlands
4.  Interleaf Canada, Inc.              Ontario, Canada
5.  Interleaf France, S.A.              France
6.  Interleaf GmbH                      Germany
7.  Interleaf Japan, Inc.               Japan
8.  Interleaf Securities Corporation    Massachusetts
9.  Interleaf Switzerland, S.A.         Switzerland
10. Interleaf U.K. Ltd.                 United Kingdom
11. Interleaf World Trade, Inc.         Delaware

                                   SCHEDULE 5.8
                                   ------------


In March, 1994 PruTech Research and Development III ("PruTech") filed an arbitration demand against the Company contesting the Company's operation of the Interleaf-PruTech Joint Venture ("Joint Venture"). Specifically, PruTech alleged that the Company was required to make mandatory quarterly payouts and that the Venture owned technology had been used in non-Venture products for which compensation was due to the Venture. The Company denied the claim and has counterclaimed against PruTech challenging PruTech's absolute refusal to provide additional funding as reasonable. The Company believes that it has operated the Venture fairly and equitably and believes it has meritorious defenses. At this time, it is not possible to estimate what, if any, damages the Company may pay.


In April 1995, the Company received a tax assessment of approximately
$1.7 million from the German tax authorities pertaining to certain withholding taxes pertaining to fiscal 1990. The Company is currently reviewing this tax matter, and has posted a guarantee, through The First National Bank of Boston in said amount to said tax authorities. The Company has secured this guarantee by depositing a cash bond with said bank.

                                   SCHEDULE 6.15
                                   -------------
a.   Interleaf, Inc.
     i)  Prospect Place
         9 Hillside Avenue
         Waltham, Massachusetts 02154

    ii)  Two Ravinia Drive
         Suite 200
         Atlanta, Georgia 30346

   iii)  One Galleria Tower
         13355 Noel Road
         Suite 500
         Dallas, Texas 75240

    iv)  7833 Walker Drive
         Suite 460
         Greenbelt, Maryland 20770

     v)  Two Mid America
         Suite 630
         Oakbrook Terrace, Illinois 60181

    vi)  300 North Continental Boulevard
         Suite 190
         El Segundo, California 90245

   vii)  Three Lagoon Drive
         Suite 270
         Redwood Shores, California 94065

  viii) Equipment consisting of notebook computers, laptops, fax machines located at residences of sales associates, approximately $8,000 per associate.

b.    Avalanche Development Company
      4999 Pearl East Circle, Suite 100
      Boulder, Colorado 80301